CYTORI THERAPEUTICS CONTACT
Tiago Girao
+1.858.458.0900
ir@cytori.com

Cytori Reports Third Quarter 2014 Business and Financial Results

San Diego, CA, November 06, 2014 – Cytori Therapeutics (NASDAQ: CYTX) today reports its third quarter 2014 financial results and provides updates on clinical development and commercialization activities.

Cytori achieved total product and contract revenues for the nine months and third quarter ended September 30, 2014 of $3.8 million and $1.1 million, respectively, compared to $6.9 million and $2.7 million, respectively for the same periods in 2013. Total net loss was $9.4 million in the third quarter of 2014 compared with $5.3 million in the same period of 2013. Cytori ended the third quarter of 2014 with $7.8 million of cash and cash equivalents (over $20 million pro-forma subsequent to our recent registered direct offering).

Selected Q3 Highlights
  Received FDA approval to begin a US IDE trial on patients with knee osteoarthritis with enrollment scheduled to begin in 2015;
  BARDA executed a significant contract extension option for ongoing research and development activities required to enable a pilot clinical trial of Cytori Cell Therapy in thermal burn treatment;
  Reported publication of six month outcomes from a 12 patient investigator-initiated study of scleroderma in the Annals of the Rheumatic Diseases;
  Received FDA approval to resume ATHENA trial enrollment;
  Completed enrollment in a 20 patient feasibility study for the treatment of patients with anterior cruciate ligament (ACL) injuries in Spain.
“Over the preceding two quarters, Cytori has substantially reduced expenses and completed a comprehensive review of its strategy,” said Dr. Marc Hedrick, President & CEO of Cytori.  From this point forward, the Company will focus its clinical efforts on indications that can provide at least phase II clinical data in the near term. At this point for Cytori, controlled and rigorously obtained phase II clinical data is the optimal way to create corporate value in our view. In addition, the Company will focus its sales efforts first on profitability and positive contribution margin. All other corporate activities will be substantially scaled back or eliminated.”

Financial Performance

Total product and contract revenues for the third quarter of 2014 were $1.1 million, consisting of $0.5 million in product revenues and $0.6 million in contract revenues. This compares to $2.7 million in combined product and contract revenues for the third quarter of 2013, consisting of $1.6 million of product revenues and $1.1 million of contract revenues. Gross profit was $0.2 million in the third quarter of 2014 compared to $0.7 million in the third quarter of 2013.

Research and development expenses, excluding share-based compensation, were $3 million in the third quarter of 2014 compared to$4.5 million in the second quarter of 2014 and $4 million in the third quarter of 2013. Sales and marketing expenses, excluding share-based compensation, decreased to $1.3 million from $1.8 million in the second quarter of 2014 and $1.6 million in the third quarter of 2013. General and administrative expenses, excluding share-based compensation, decreased to $3.4 million in the third quarter of 2014 compared to $4.2 million in the second quarter of 2014 and $3.8 million in the third quarter of 2013.

“Concurrent with our more focused strategy, we are in a time of aggressive expense reduction. Our third quarter operating cash burn decreased to $7.2 million, compared to $9.2 million in the second quarter of 2014, these expense reduction measures are expected to save over $8 million in operating cash burn per year,” said Dr. Hedrick. “Based on the recent $12 million option exercised by BARDA, clarity on the new regenerative medicine law in Japan, and our recent history, we anticipate relative revenue growth in the fourth quarter of 2014 and thereafter.”

Net loss was $9.4 million, or ($0.12) per share, for the third quarter of 2014 compared to $11.8 million, or ($0.15) per share, in the second quarter of 2014, and $5.3 million, or ($0.08) per share, in the third quarter of 2013. Net loss for the third quarter of 2013 was reduced due to a gain of $4.4 million from the sale of Puregraft® in the third quarter of 2013. In September 2014, 4,032,389 warrants were exercised and the Company received proceeds of approximately $4 million. Cytori ended the third quarter of 2014 with $7.8 million of cash and cash equivalents (over $20 million pro-forma subsequent to our recent registered direct offering).

Clinical Pipeline

Cardiovascular Disease

The US phase II ATHENA trial of Cytori Cell Therapy on patients with heart failure has been on clinical hold since May 2014 over a concern following reports of cerebrovascular ischemia in 3 patients. During this time, a thorough investigation, both clinical and preclinical, was completed.  The full report was submitted to the FDA on September 19, 2014.  During this period, the Company found no data to suggest that Cytori technology led to these adverse events. In fact, the data generated strongly supported previous data from the Company and its users regarding the safety of the Celution® System and its cellular output. The FDA response to the Company’s submission was received on October 22, 2014 and noted they had no subject protection concerns and Cytori was free to proceed with the trials with the protocol amendments proposed by Cytori.

Currently the ATHENA phase II trials have enrolled a total of 31 patients (28 of 45 in ATHENA and 3 of 45 in ATHENA II). Based on the enrollment thus far, minimal loss of statistical power and the fact that during the delay the Company has made substantial progress on it next generation Celution® system, the Company has determined the most prudent course of action is to stop enrollment at 31 patients and analyze unblinded six month data. The 31st patient will reach the planned 6 month time-point this month. An analysis of the complete and verified 6 month data should be available early in 2015 for review and planning next steps.

In July, Cytori signed and announced a contract with the National Heart, Lung and Blood Institute (NHLBI) to provide its technology to study adipose-derived regenerative cells (ADRCs) in the therapy of patients with end-stage heart failure already on a left ventricular assist device or LVAD in a trial called CELVAD. Recently, the NHLBI informed Cytori that initiation of a cell therapy trial on patients with LVADs will be delayed citing concerns around the feasibility related to treatment of LVAD patients, evolving nature of LVADs, endpoint selection, and the cost and complexity of the study. We will provide updates on the outlook for this trial when we are notified.

Orthopedic Disease

Cytori has received approval by the FDA to begin a US IDE pilot (phase II a/b) clinical trial of Cytori Cell Therapy in patients with osteoarthritis affecting the knees to be called ACT-OA.  A total of 90 patients will be enrolled in this randomized, double-blind, placebo controlled clinical trial and followed for one year. The study, which is anticipated to begin enrollment in 2015, will examine the safety of Cytori Cell Therapy and several efficacy endpoints including symptom relief, function and activity level. Data should be available in 2016.

“As part of our strategic review, we have considered a number of new clinical opportunities based in large part on likelihood of clinical and commercial success. Osteoarthritis affects 16% of adults in the US over 45 years of age and guideline recommended treatments are relatively limited,” said Dr. Hedrick. “Coupled with a strong feasibility data set, we have decided to move this indication forward and bring to an end our RECOVER hamstring repair trial in the US as it did not meet our new internal criteria to proceed.”

Thermal Burn & Radiation Injury: BARDA Contract Revenue

In August 2014, Cytori received formal notification that BARDA has executed a contract option to fund research, development, regulatory, clinical and other tasks required for initiation of a pilot clinical trial of the Celution® System in thermal burn injury for a total of approximately $12.1 million. Upon IDE approval by the FDA, BARDA anticipates exercising Option 2 funding to cover costs associated with execution of a pilot clinical trial, currently estimated at approximately $8.3 million, bringing the combined value to up to $20.4 million.

In addition to development and clinical activities in Option 1 and Option 2, BARDA may later choose to fund a thermal burn pivotal trial through the FDA approval submission process (Option 3), and fund further development activities related to thermal burn compromised by concomitant radiation exposure (Option 4). Cytori plans to submit preclinical data from the base period of the contract for publication this year.

Scleroderma

Based on promising clinical outcomes from SCLERADEC I, a pilot trial using Cytori Cell Therapy to treat disabling hand manifestations of scleroderma (published recently in the Annals of Rheumatic Diseases), Cytori has agreed to support a follow up confirmatory trial in France. The confirmatory trial called SCLERADEC II will be a multicenter, randomized, double-blind, and placebo controlled trial of a single dose of ADRCs or placebo in 40 patients. The trial will have a crossover arm and will use a validated primary endpoint called the Cochin Hand Function Scale.  The study is planned to begin enrollment in 2015 and data should be available in 2016. The Company intends to work alongside the investigators and scleroderma advocacy groups to seek reimbursement should the trial show effectiveness of the therapy.

Urinary Incontinence

Cytori has agreed to provide support in the form of device and consumables to a planned Japanese investigator/government sponsored trial of Cytori Cell Therapy for male urinary incontinence. This trial is based on the previously published feasibility trial conducted at Nagoya University in Japan that demonstrated improvements in leakage, urethral closure, and patient quality-of-life assessment in men with urinary incontinence following radical prostatectomy for prostate cancer. The primary funding and support of the trial will come from the Japanese Ministry of Health, Labor and Welfare and the Nagoya University and therefore is not primarily a Cytori sponsored clinical trial. We will report when the protocol is finalized and the timetable for the trial is available. If efficacy is shown is this trial, the investigators intend to seek regulatory claims for this indication and reimbursement for the therapy.

Product Revenue

As part of the year end 2013 financial review, Cytori changed the timing of revenue recognition for new customers. As a result of this change, Cytori has approximately $1.7 million of unrecognized orders, consisting of products shipped prior to September 30, 2014, which are anticipated to be recognized in the fourth quarter of 2014. Based on the current unrecognized orders, total product revenue for the year should be concentrated in the last quarter of the year. In addition, expanded activities of its partners including Lorem Vascular, Okyanos and Bimini should provide growth opportunities in 2015. Specifically, Cytori anticipates filing for Chinese regulatory approval by the end of 2014.

Board of Directors Transition

E. Carmack Holmes, M.D., 76, will be retiring from the Company’s Board of Directors, effective December 31, 2014. Dr. Holmes has been a member of Cytori’s Board of Directors since 2003. “I am eternally grateful for Professor Holmes and his many years of leadership and advice on Cytori’s Board. He is a true gentleman and friend and has been a tireless advocate of Cytori over the years,” said Dr. Hedrick.

Forthcoming Activities and Milestones

During the remainder of 2014 and early into 2015, Cytori intends to: finalize ATHENA and analyze the data, start the ACT-OA trial, wind down the RECOVER trial, support the initiation of its scleroderma and urinary incontinence trials in Europe and Japan respectively, file for CFDA class I approval, complete the next phase of the Celution® development program, and work with BARDA and FDA to plan our forthcoming thermal burn trial, among other activities. Financially, we intend to continue to improve our financial position through combination of activities including: additional expense reductions, profitable revenue growth, additional capital raise, partnerships, debt restructure or further debt term modification.

Management Conference Call Webcast and Shareholder Letter Information

Cytori will host a management conference call at 5:30 p.m. Eastern Time today to further discuss the Company’s progress. The webcast will be available live and by replay two hours after the call and may be accessed under “Webcasts” in the Investor Relations section of Cytori’s website. If you are unable to access the webcast, you may dial in to the call at +1-877-402-3914, Conference ID: 26821138.

About Cytori

Cytori Therapeutics is developing cell therapies based on autologous adipose-derived regenerative cells (ADRCs) to treat cardiovascular disease and other medical conditions.  Our scientific data suggest ADRCs improve blood flow, moderate the inflammatory response and keep tissue at risk of dying alive. As a result, we believe these cells can be applied across multiple “ischemic” conditions. These therapies are made available to the physician and patient at the point-of-care by Cytori’s proprietary technologies and products, including the Celution® System product family. www.cytori.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements that involve known and unknown risks and uncertainties. All statements, other than historical facts, including statements regarding our current plans to raise additional capital, our ability to provide updated timelines for completion of enrollment of the osteoarthritis clinical trial, our ability to obtain expanded contract options with BARDA, our expectation of continuing demand from investigator initiated trial customers, our expectation to recognize deferred revenues, our ability to reduce expenses, and our outlook and financial guidance are forward looking statements. Such statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks include our pressing need to raise additional capital, our level of indebtedness and covenant restrictions under such indebtedness, the level of future interest in our products by Japan research institutions, performance of our Japan distribution network, clinical, pre-clinical and regulatory uncertainties, the quality of data supporting execution of BARDA contract options, risks in the collection and results of clinical data, final clinical outcomes, dependence on third party performance, performance and acceptance of our products in the marketplace, and other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings, including in its most recent annual and quarterly reports.

There may be events in the future that we are unable to predict, or over which we have no control, and our business, financial condition, results of operations and prospects may change in the future. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made unless we have an obligation under U.S. Federal securities laws to do so.

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CYTORI THERAPEUTICS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	As of September30, 2014	As of December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$ 7,849,000	$ 15,506,000
Accounts receivable, net of reserves of $1,566,000and of $1,445,000 in 2014 and 2013, respectively	532,000	4,152,000
Inventories, net	5,020,000	3,694,000
Other current assets	1,245,000	1,225,000

Total current assets	14,646,000	24,577,000

Property and equipment, net	1,571,000	1,054,000
Restricted cash and cash equivalents	350,000	350,000
Other assets	2,291,000	2,812,000
Intangibles, net	9,534,000	9,345,000
Goodwill	3,922,000	3,922,000

Total assets	$ 32,314,000	$ 42,060,000

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable and accrued expenses	$ 5,739,000	$ 6,077,000
Current portion of long-term obligations, net of discount	5,477,000	3,191,000
Termination fee obligation	—	400,000
Puregraft divestiture obligation	158,000	547,000
Joint Venture purchase obligation	2,817,000	4,691,000
Warrant liability	287,000	—

Total current liabilities	14,478,000	14,906,000

Deferred revenues	168,000	212,000
Long-term deferred rent and other	629,000	710,000
Long-term obligations, net of discount, less current portion	20,332,000	23,100,000

Total liabilities	35,607,000	38,928,000

Commitments and contingencies
Stockholders’ (deficit) equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; -0- shares issued and outstanding in 2014 and 2013	—	—
Common stock, $0.001 par value; 145,000,000 shares authorized; 83,574,164 and 71,305,375 shares issued and outstanding in 2014 and 2013, respectively	83,000	71,000
Additional paid-in capital	328,684,000	303,710,000
Accumulated other comprehensive income	457,000	256,000
Accumulated deficit	(332,517,000)	(300,905,000)

Total stockholders’ (deficit) equity	(3,293,000)	3,132,000

Total liabilities and stockholders’ (deficit) equity	$ 32,314,000	$ 42,060,000

SEE NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

CYTORI THERAPEUTICS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	For the Three Months Ended September30,		For the Nine Months Ended September30,
	2014	2013	2014	2013

Product revenues	$ 518,000	$ 1,616,000	$ 2,484,000	$ 4,416,000

Cost of product revenues	337,000	931,000	1,524,000	2,296,000

Gross profit	181,000	685,000	960,000	2,120,000

Development revenues:
Development, related party	—	—	—	638,000
Development revenue	—	—	—	1,179,000
Government contracts and other	585,000	1,095,000	1,345,000	2,503,000
	585,000	1,095,000	1,345,000	4,320,000
Operating expenses:
Research and development	3,140,000	4,123,000	12,106,000	11,992,000
Sales and marketing	1,471,000	1,786,000	5,332,000	6,453,000
General and administrative	4,179,000	4,332,000	13,121,000	12,225,000
Change in fair value of warrant liability	(134,000)	—	(134,000)	(418,000)
Change in fair value of option liability	—	—	—	(2,250,000)

Total operating expenses	8,656,000	10,241,000	30,425,000	28,002,000

Operating loss	(7,890,000)	(8,461,000)	(28,120,000)	(21,562,000)

Other income (expense):
Loss on asset disposal	(14,000)	—	(15,000)	(257,000)
Gain on Puregraft divestiture	—	4,392,000	—	4,392,000
Gain on previously held equity interest in joint venture	—	—	—	4,892,000
Loss on debt extinguishment	—	—	—	(708,000)
Interest income	1,000	1,000	4,000	2,000
Interest expense	(1,260,000)	(1,094,000)	(3,286,000)	(2,456,000)
Other income (expense), net	(222,000)	(96,000)	(195,000)	(392,000)
Equity loss from investment in joint venture	—	—	—	(48,000)

Total other income(expense)	(1,495,000)	3,203,000	(3,492,000)	5,425,000

Net loss	$ (9,385,000)	$ (5,258,000)	$ (31,612,000)	$ (16,137,000)

Other comprehensive income (loss) – foreign currency translation adjustments	58,000	(108,000)	201,000	(142,000)

Net comprehensive loss	$ (9,327,000)	$ (5,366,000)	$ (31,411,000)	$ (16,279,000)

Basic and diluted net loss per common share	$ (0.12)	$ (0.08)	$ (0.41)	$ (0.24)

Basic and diluted weighted average common shares	80,430,061	67,248,384	77,091,624	67,147,584

SEE NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

CYTORI THERAPEUTICS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the Nine Months Ended September30,
	2014	2013
Cash flows from operating activities:
Net loss	$ (31,612,000)	$ (16,137,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	525,000	1,169,000
Amortization of deferred financing costs and debt discount	961,000	605,000
Joint venture acquisition obligation accretion	362,000	204,000
Provision for doubtful accounts	1,126,000	938,000
Provision for expired enzyme	313,000	—
Change in fair value of warrant liability	(134,000)	(418,000)
Change in fair value of option liability	—	(2,250,000)
Share-based compensation expense	2,566,000	2,723,000
Equity loss from investment in joint venture	—	48,000
Loss on asset disposal	15,000	257,000
Gain on previously held equity interest in joint venture	—	(4,892,000)
Gain on sale of assets	—	(4,392,000)
Loss on debt extinguishment	—	708,000
Increases (decreases) in cash caused by changes in operating assets and liabilities:
Accounts receivable	2,505,000	361,000
Inventories	(1,158,000)	(975,000)
Other current assets	(19,000)	69,000
Other assets	(124,000)	(117,000)
Accounts payable and accrued expenses	(666,000)	(1,080,000)
Deferred revenues, related party	—	(638,000)
Deferred revenues	47,000	(1,245,000)
Long-term deferred rent	(81,000)	(2,000)

Net cash used in operating activities	(25,374,000)	(25,064,000)

Cash flows from investing activities:
Purchases of property and equipment	(792,000)	(536,000)
Expenditures for intellectual property	(255,000)	—
Proceeds from Puregraft divestiture	—	5,000,000
License agreement termination fee	(400,000)	(600,000)
Cash acquired in purchase of joint venture	—	5,000

Net cash (used in) provided by investing activities	(1,447,000)	3,869,000

Cash flows from financing activities:
Principal payments on long-term obligations	(1,303,000)	(22,292,000)
Proceeds from long-term obligations	—	27,000,000
Debt issuance costs and loan fees	—	(1,744,000)
Joint venture purchase payments	(2,236,000)	(141,000)
Proceeds from exercise of employee stock options and warrants	4,066,000	147,000
Proceeds from sale of common stock	19,075,000	3,001,000
Costs from sale of common stock	(425,000)	(184,000)

Net cash provided by financing activities	19,177,000	5,787,000

Effect of exchange rate changes on cash and cash equivalents	(13,000)	(104,000)

Net decrease in cash and cash equivalents	(7,657,000)	(15,512,000)

Cash and cash equivalents at beginning of period	15,506,000	25,717,000

Cash and cash equivalents at end of period	$ 7,849,000	$ 10,205,000